Exhibit 1.01

TERMS AGREEMENT

June 24, 2005

Citigroup Funding Inc.

388 Greenwich Street, 38th Floor

New York, New York 10013

Attn: Treasury Capital Markets

Ladies and Gentlemen:

We understand that Citigroup Funding Inc., a Delaware corporation (the “Company”), proposes to issue and sell $72,100,000 aggregate principal amount of its 6.75% Equity Linked Securities (ELKS®) (7,210,000 ELKS) Based Upon the Common Stock of The Home Depot, Inc. Due June 30, 2006 (the “ELKS”). Payments due under the ELKS will be fully and unconditionally guaranteed by Citigroup Inc., a Delaware corporation (the “Guarantor”). Subject to the terms and conditions set forth herein or incorporated by reference herein, Citigroup Global Markets Inc. (the “Underwriter”) offers to purchase 7,210,000 ELKS in the principal amount of $70,838,250 at 98.25% of the aggregate principal amount. The Closing Date shall be June 29, 2005 at 9:00 a.m. at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006.

The ELKS shall have the following terms:

Title:	6.75% Equity Linked Securities (ELKS®) Based Upon the Common Stock of The Home Depot, Inc. Due June 30, 2006

Maturity:	June 30, 2006

Coupon:	Each ELKS will pay a total coupon of $0.6769 in cash in two separate semi-annual installments payable in part on each of two separate Coupon Payment Dates. The first coupon of $0.3394 will be composed of $0.1852 of interest and a partial payment of an option premium in the amount of $0.1542. The second coupon of $0.3375 will be composed of $0.1842 of interest and a partial payment of an option premium in the amount of $0.1533.

Maturity Payment:	Holders of the ELKS will be entitled to receive at maturity the Maturity Payment (as defined in the Prospectus Supplement dated June 24, 2005 relating to the ELKS)

Coupon Payment Dates:	December 30, 2005 and June 30, 2006

Regular Record Dates:	December 23, 2005 and June 23, 2006

Initial Price To Public:	100% of the principal amount thereof, plus accrued interest from June 29, 2005 to date of payment and delivery

Redemption Provisions:	The ELKS are not redeemable by the Company prior to maturity

Trustee:	The Bank of New York

Indenture:	Indenture, dated as of June 1, 2005

All the provisions contained in the document entitled “Citigroup Funding Inc. - Debt Securities - Underwriting Agreement Basic Provisions” and dated May 3, 2005 (the “Basic Provisions”), a copy of which you have previously received, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein. Terms defined in the Basic Provisions are used herein as therein defined.

The Underwriter hereby agrees in connection with the underwriting of the ELKS to comply with the requirements set forth in any applicable sections of Section 2720 to the By-Laws of the National Association of Securities Dealers, Inc.

John R. Dye, Esq., is General Counsel—Capital Markets of the Guarantor and counsel to the Company. Cleary Gottlieb Steen & Hamilton LLP is counsel to the Underwriter. Cleary Gottlieb Steen & Hamilton LLP is special tax counsel to the Company.

Please accept this offer no later than 9:00 p.m. on June 24, 2005, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:

“We hereby accept your offer, set forth in the Terms Agreement, dated June 24, 2005, to purchase the ELKS on the terms set forth therein.”

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Ramesh K. Menon
Name:	Ramesh K. Menon
Title:	Managing Director

ACCEPTED:

CITIGROUP FUNDING INC.

By:	/s/ Geoffrey S. Richards
Name:	Geoffrey S. Richards
Title:	Vice President and Assistant Treasurer

CITIGROUP INC.

By:	/s/ Charles E. Wainhouse
Name:	Charles E. Wainhouse
Title:	Assistant Treasurer